Exhibit-99.1
Executive Contact:
Richard G. Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD
CEO GARY SUTTLE ANNOUNCES RETIREMENT
Tempe, Ariz., February 14, 2007/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO) today announced that Gary Suttle, Rockford’s CEO for the last 15 years, has announced his retirement from Rockford. In comments to Rockford’s management and staff he noted that his goal has been to build a team with the strength to see Rockford’s plan through to success. Speaking with employees, he said “I’ve had a hand in recruiting each of you and it has always been my intention to retire when Rockford’s business plan was in place and when the team was ready to execute the plan. We’ve improved our processes and products and there is a clear direction for the organization. There couldn’t be a better time for me to move forward with my own personal plans and have the team take responsibility for executing the plan.”
Mr. Suttle selected the current management team and has actively worked on each person’s development. “I identified Bill Jackson as a fine leader who had the ability to take on greater responsibility. The Board of Directors supported my goals to provide Bill with broader responsibility when he was named President of Rockford in August 2006. Bill has lived up to my expectations and I feel confident that he will provide the leadership the organization needs as he continues as President.”
Mr. Suttle became Rockford’s CEO in 1992. Jerry Goldress, Chairman of the Board of Directors of Rockford said, “There would not be a Rockford today if it weren’t for Gary Suttle. He has been the backbone of the Company for more than 15 years and we will miss his passion and commitment to Rockford.”
Mr. Suttle said he plans to serve the remainder of his term as a Director.
About Rockford Corporation (www.rockfordcorp.com)
Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate, Rockford Acoustic Design, and Lightning Audio brand names. Brand websites include www.rockfordfosgate.com, www.rockfordacousticdesign.com, www.lightningaudio.com, and www.installedge.com.
Forward-looking Statement Disclosure
We make forward-looking statements in this press release. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2006. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.
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